Exhibit 23.4

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-109062 of Quest Diagnostics Incorporated on
Form S-3 of our report dated February 18, 2003 (February 28, 2003 as to Note 14) relating to the consolidated financial statements of Unilab Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards
No. 142, Goodwill and Other Intangible Assets), appearing in the Current Report on Form 8-K of Quest Diagnostics Incorporated filed on March 13, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


DELOITTE & TOUCHE LLP
Los Angeles, California
September 30, 2003